Filed pursuant to Rule 433
Registration No. 333-134553
August 29, 2006

Lehman Brothers Holdings Inc.

6M LIBOR Floating Rate Notes due September 20, 2011

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$52,500,000
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	September 1, 2006
Maturity Date:	September 20, 2011
Coupon:	6-month LIBOR (Telerate Page 3750) plus 0.15% (first coupon to be based on LIBOR interpolated for the shorter first interest period)
Interest Payment Dates:	Semi-annually on the 20th of each September and March, commencing on September 20, 2006
Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period
Day Count :	Actual/360
Business Day Convention:	Modified Following, Adjusted
CUSIP:	52517PL58
Denominations:	$1,000
Underwriters:	Lehman Brothers 98% (bookrunner)
Calyon . 1%
LaSalle Capital Markets1%

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.